Exhibit 99.1

AEGION CORPORATION REPORTS SECOND QUARTER 2013 DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS OF $0.47

Non-GAAP1 diluted earnings per share from continuing operations were $0.34

●	North American Water and Wastewater second quarter operating income grew 52.3 percent year-over-year to $9.0 million. Operating margins expanded 280 basis points to 10.2 percent.

●	International Water and Wastewater improved operating income by $2.4 million from the second quarter of 2012.

●

Customer directed delays and adverse weather conditions resulted in a year-over-year operating income decline for Energy and Mining and Commercial and Structural. Energy and Mining non-GAAP operating income was $8.1 million. Commercial and Structural operating income was $0.6 million.

●

Consolidated backlog as of June 30, 2013 was $510.4 million, a 6.6 percent increase over the first quarter of 2013 and a 4.2 percent increase over June 30, 2012. North American Water and Wastewater backlog reached $221.1 million, a new record high. Additionally, the Brinderson acquisition adds approximately $200 million in backlog as of July 1, 2013.

●

Second quarter reported GAAP results from continuing operations include the gain from the sale of Aegion’s 50 percent stake in Insituform Rohrsanierungstechniken, acquisition-related expenses, a non-cash write down of the Company’s investment in Bayou Coatings LLC and non-cash unrealized losses from foreign currency movements.

●	Aegion modestly reduces non-GAAP earnings per share guidance to $1.50 to $1.60, excluding $0.08 to $0.10 per share expected contribution from the Brinderson acquisition.

●

The Company’s Board of Directors approved a plan of liquidation for Bayou Welding Works effective the second quarter of 2013. Operating results for Bayou Welding Works now reported as discontinued operations.

___________________________________________________________________________

1 Reconciliation of all GAAP to non-GAAP financial results in this release begins on page 8. Consolidated second quarter 2013 non-GAAP results exclude the following: (i) $11.3 million pre-tax gain, or $0.20 per diluted share, on the sale of the Company’s 50 percent interest in Insituform Rohrsanierungstechniken GmbH; (ii) $1.9 million pre-tax charge, or $0.04 per diluted share, for acquisition-related expenses; and (iii) $2.7 million pre-tax charge, or $0.04 per diluted share, for a non-cash write down of the Company’s investment in Bayou Coatings LLC. Each of these transactions are described more fully in the body of this release.

St. Louis, MO – July 30, 2013 – Aegion Corporation (Nasdaq Global Select Market: AEGN) today reported financial results for the second quarter and first six months of 2013. Excluding one-time items defined as non-GAAP1, second quarter 2013 net income from continuing operations totaled $13.3 million, or $0.34 per diluted share, compared to $13.2 million, or $0.33 per diluted share in the prior year quarter. On a non-GAAP basis, net income from continuing operations for the first six months of 2013 was $16.9 million, or $0.43 per diluted share, compared to income from continuing operations of $20.6 million, or $0.52 per diluted share, in the first half of 2012.

The second quarter 2013 financial results also include an unusually large $1.6 million, or $0.03 per diluted share, non-cash unrealized loss from foreign currency fluctuations on dollar denominated foreign subsidiary loans and payables.

J. Joseph Burgess, Aegion’s President and Chief Executive Officer, commented, “Obviously, there were a number of impacts to the second quarter that created noise around our results, including the gain on the sale of our German joint venture, expenses related to the Brinderson acquisition, the non-cash write-down of our investment in Bayou Coatings, unrealized losses on foreign currency movements and the discontinued operations of Bayou Welding Works. Additionally, customer driven project deferrals and weather-related lost production days in the second quarter and the first half dampened our first half operating performance. However, we have the backlog in hand, especially from North American Water and Wastewater and Corrpro, and overall market strength in key businesses that give us confidence for significant improvement in earnings, cash flow and return on invested capital in the second half of 2013, consistent with our modestly reduced full year guidance.”

2013 Second Half and Full-Year Outlook

Energy and Mining enters the second half of the year with backlog and momentum in key markets. Corrpro finished the first half of 2013 on track to meet its 2013 operating income plan, with operating margins in the range of 12 to 13 percent and with revenue growth expected to be at or near 10 percent. Corrpro’s backlog on June 30, 2013 was a near-record $82 million as the company enters its peak season. UPS expects continued strong performance in North America and the Middle East, but faces a slowdown in mining-related lining activity in South America and from energy-related lining projects in Mexico. The anticipated third-quarter completion of UPS’ $65 million Morocco project creates a gap in backlog that will take time to fill. CRTS received final notice for an early August start on the primary pipe weld coating activities for both the offshore and onshore portions of the $27 million Wasit project. The Wasit project has experienced significant delays since the original June 1, 2012 start date. This project is expected to be a key contributor to second-half earnings. The previously cited lull in Gulf of Mexico activity and its impact on our Bayou coating facilities in New Iberia, Louisiana appear to be subsiding. Bayou is actively bidding offshore projects scheduled to begin in 2014. The outlook for Bayou in Canada remains favorable as the pipeline construction season begins this fall. Full-year revenues for our Energy and Mining segment are likely to increase 15 to 20 percent in 2013, compared to prior guidance of 20 to 25 percent growth. This includes contributions from the Brinderson, LP acquisition, which is expected to be included in Energy and Mining and begin reporting financial results in the third quarter. Operating margins for our Energy & Mining segment are forecasted to be in the range of 9 to 10 percent.

Aegion announced the closing of the Brinderson, LP acquisition on July 1, 2013. Brinderson reported $200 million in backlog as of July 1, 2013. This sizeable backlog, as well as continued strong interest from Brinderson’s customers, position Brinderson to contribute earnings of $0.08 to $0.10 per diluted share in the remainder of 2013. The Company recognized $1.9 million in acquisition-related expenses in the Energy and Mining segment related to the Brinderson acquisition.

Our North American Water and Wastewater segment increased operating income by 25.9 percent, or $2.6 million, in the first half of 2013 compared to the prior year period, ending the quarter with a record backlog of $221.1 million. Significant projects began in Baltimore and St. Louis during the second quarter and will continue through the remainder of the year. Over the past twelve months, Insituform Technologies secured $55 million in project awards in these two markets. Project activity will likely accelerate in Western Canada after the most severe weather conditions on record during the first half of the year. Insituform Canada recently announced a $10.6 million project award in Montreal, which is scheduled to commence in the third quarter. Record backlog and a robust bid table provide confidence in full-year revenue growth in the high single digits, and high single digit operating margins.

Our International Water and Wastewater segment significantly reduced year-over-year losses with solid performance in the Netherlands, Malaysia and Spain, offsetting severe weather delays in Queensland, Australia and performance issues in the United Kingdom. Second quarter 2013 financial results included a $1.7 million year-over-year reduction in operating losses from the legacy projects in Singapore. Our projects in Malaysia are ahead of schedule, allowing for the expected completion in 2013 of work originally scheduled to conclude in 2014. Project activity in the second half of the year, especially large diameter pipe rehabilitation, is also expected to accelerate in Brisbane, Australia, where severe flooding caused significant project delays in the first six months of the year. Market conditions in the Netherlands remain favorable for the remainder of the year, and efforts are underway to improve project performance in the United Kingdom, where first half 2013 performance was disappointing. Full year 2013 outlook for the International Water and Wastewater segment remains on track to deliver operating income in the $3 million to $4 million range for the European business, while operating income in the Asia-Pacific region is expected to be near break-even.

Project delays significantly impacted our Commercial and Structural segment results during the first half of 2013. In North America, several large projects planned for the second quarter were pushed back by customers until later in the year. Global Commercial and Structural backlog grew 5.7 percent to $52.2 million at June 30, 2013 compared to March 31, 2013, while increasing 77 percent compared to June 30, 2012. The larger backlog and quick book-to-bill nature of this business support expectations for a recovery in the third and fourth quarters, but not enough to overcome the year’s slow start. Full year Commercial and Structural revenue for 2013 is now expected to grow 10 to 15 percent compared to prior growth expectations of approximately 30 percent. Beginning in the second half of 2012, Fyfe North America made significant investments in sales and business development, primarily in the pipeline and building end-markets. The build-out of the expanded organization has taken longer to complete than expected, resulting in lower sales acquisitions in the first half of 2013, especially for higher margin pipeline projects. As a result, gross margins for the full year will be modestly below the typical range of 40 to 45 percent. Lower revenue growth also is expected to compress full-year operating margins to high single digits, compared to prior guidance of margins in the mid-teens. The rate of proposal submissions and conversion to executable projects has increased over the last two months, resulting in $13 million of yet-to-be-signed, or soft backlog, which should soon be added to the $19 million in North American backlog at June 30, 2013. Fyfe North America has visibility to over $40 million of additional near-term contracts, primarily in the higher margin pipeline and building segments. Fyfe’s slow start to the year does not diminish the market opportunity for the widely accepted Fibrwrap® technology. We believe the increasing sales prospects and acquisitions are early indicators the Commercial and Structural segment will return in 2014 to the strategic growth objectives that we identified earlier this year.

Mr. Burgess stated, “We have a high volume of projects to complete in the remaining months of the year based on the large backlog we have in hand today. However, we can’t discount the possibility that a portion of this work will shift into 2014. Sales activity planned for Bayou New Iberia, United Pipeline Systems in Mexico and South America, and Fyfe North America will build 2014 backlog, rather than necessarily produce projects for completion in 2013. For these reasons, we are modestly reducing non-GAAP earnings per share guidance to $1.50 to $1.60, excluding the contribution of Brinderson which is expected to add $0.08 to $0.10 per share in the second half of the year. Prior guidance was $1.60 to $1.80 inclusive of Brinderson. All three platforms are expected to significantly contribute to the second half performance to achieve the full-year earnings per share outlook. We expect cash flow from operating activities in the range of $100 million and return on invested capital of 7 to 8 percent, including the amortization of intangibles for the Brinderson acquisition. The foundation for the sustainable growth we seek lies in the robust end-markets we serve across all of our businesses. We anticipate the second half of this year will be much more indicative of the growth we expect from these strong market fundamentals.”

Recent Strategic Decisions

Aegion completed two important actions in the second quarter of 2013 to further the Company’s strategic objectives. First, Aegion sold its 50 percent ownership interest in the Company’s German joint venture, Insituform Rohrsanierungstechniken GmbH (“Insituform-Germany”) for a pre-tax gain of $11.3 million. Second, the Company’s Board of Directors approved the liquidation of Bayou Welding Works (“BWW”), which is now reported as discontinued operations.

Mr. Burgess commented, “Our commitment to the Company’s long-term strategic and financial objectives requires continuous review of our operations. The decisions to sell our stake in Insituform-Germany and close BWW acknowledge these businesses are no longer consistent with our strategy and were not delivering the earnings and return on invested capital that we expect. BWW has struggled for several years to achieve profitability, becoming a significant distraction to the core Bayou operations. Both of these actions will allow us to reallocate resources to the growth segments of our Company.”

The Company has now presented BWW as a discontinued operation for the quarter and six-month period ended June 30, 2013 and also restated prior period financial results. The financial reporting of the closure and expected charges to the profit and loss statement are in accordance with generally accepted accounting principles.

BWW ceased bidding new work and substantially completed all ongoing projects as of June 30, 2013. For the quarter, Aegion recognized GAAP cash and non-cash, pre-tax charges of $8.1 million, or $5.0 million after tax. On a pre-tax basis, the Company recorded $3.1 million in operating losses, $3.9 million to write down goodwill and other intangibles and $1.1 million to write down fixed and other assets to fair value. Aegion expects a cash liquidation value of as much as $10.0 million from the disposal of the BWW and its assets, including working capital.

BWW revenues for the year ended December 31, 2012 and six months ended June 30, 2013 were $11.1 million and $8.1 million, respectively. BWW reported an operating loss of $2.4 million and $9.9 million for the same periods, respectively.

Other Activities

Starting in January 2014, and solely during the month of January in each calendar year thereafter, the Company’s equity partner in Bayou Coating, Stupp Brothers Inc. (“Stupp”), has the option to acquire from the Company (i) the assets of Bayou Coating at book value as of the end of the prior fiscal year, or (ii) the Company’s equity interests in Bayou Coating at forty-nine percent of the book value of Bayou Coating, as of the end of the prior fiscal year, with such book value to be determined on the basis of Bayou Coating’s federal information tax return for such fiscal year. The Company has received notice from Stupp that it intends to exercise the option in January 2014. Stupp has not indicated which option method it intends to exercise. In connection with this notice, in the second quarter of 2013 the Company recognized a non-cash charge of $2.7 million ($1.8 million after-tax, or $0.04 per diluted share) related to the goodwill the Company allocated to Bayou Coating as part of the purchase price accounting associated with the Company’s 2009 acquisition of The Bayou Companies L.L.C. (“Bayou”). The write-off in the investment balance represents the Company’s current estimate of the difference between the carrying value of the investment on the Company’s balance sheet and the amount the Company may receive in connection with Stupp’s exercise of the option.

Consolidated Highlights

Second Quarter 2013 versus Second Quarter 2012

Revenues decreased $12.4 million, or 4.9%, primarily due to project delays and severe weather conditions in portions of North America coupled with lower workable backlog levels within our Commercial and Structural segment and our Energy and Mining segment’s coating operations. Revenues from our industrial linings operations declined by $10.8 million, or 26.3%, from lower revenues recorded on our large project in Morocco, which experienced production delays during the quarter. Our global water and wastewater business improved during the quarter from strong project execution in North America and growth in the Netherlands, Spain and Malaysia.

Gross profit decreased 5.9 percent, or $3.7 million, to $58.6 million due to a decline in our Energy and Mining and Commercial and Structural segments. Within Energy and Mining, the decline primarily related to low backlog levels in our coating operations and continued project delays on our large projects in Morocco and the Wasit offshore gas field. Our Commercial and Structural segment gross profit declined because of lower workable backlog, isolated performance issues and project delays in its North American operations. Partially offsetting these declines were improvements in our global water and wastewater businesses, specifically in North America. In North America, we successfully executed several large diameter projects during the second quarter of 2013 and saw a shift to more medium and large diameter work, which are higher margin projects.

Operating expenses decreased $1.3 million, or 3.1%, because of operational efficiencies gained in our cathodic protection operations as well as continued improvements leveraging the fixed cost structure in our North American water and wastewater operation. Partially offsetting these declines were increased operating expenses for our International Water and Wastewater segment and our industrial linings operations as we continue to expand our presence internationally.

On a non-GAAP basis, operating income decreased 11.6 percent to $17.7 million due to the reasons discussed above. Operating income declined in our Energy and Mining and Commercial and Structural segments. These segments declined $5.7 million and $2.1 million, respectively. Partially offsetting these declines were improved performance in our global water and wastewater businesses. Operating income increased in our North America and International Water and Wastewater businesses by $3.1 million and $2.4 million, respectively.

Cash Flow

Net cash flow provided by continuing operations in the first six months of 2013 was $16.9 million, or 74.7 percent compared to $46.0 million in the first six months of 2012. The decrease in operating cash flow from 2013 to 2012 was primarily related to slower than anticipated cash collections from certain businesses and lower distributions from our non-majority owned joint ventures. We used $13.8 million during the six-month period ended June 30, 2013 compared to $3.9 million provided in the comparable period of 2012 in relation to working capital. The primary component of our working capital increase during the six-month period ended June 30, 2013 was slower collections on receivables compared to the prior year period. We anticipate a significant improvement in cash collections in the second half of 2013 from expected greater revenues and earnings contribution.

Net cash flow provided by investing activities in the first six months of 2013 was $6.5 million compared to a $60.8 million use of cash in the first six months of 2012. The increase in cash provided was the result of the 2012 purchases of Fyfe Asia (for a net purchase price of $39.4 million) and Fyfe Latin America (for a net purchase price of $3.0 million), paired with lower capital expenditures in 2013 related to funding in 2012 for a new insulation coating plant in partnership with Wasco Energy at our facility in New Iberia, Louisiana and expansion of our Canadian coating operation, which investments were substantially higher in the first six months of 2012. In addition, we received $18.3 million during the second quarter of 2013 in connection with the sale of our 50 percent interest in our German joint venture.

Net cash flows from financing activities used $28.1 million during the first six months of 2013 compared to $15.9 million provided in the first six months of 2012. During 2012, we borrowed $26.0 million on the line of credit under our credit facility to fund the purchase of Fyfe Asia on April 5, 2012 and for working capital and joint venture investments. In 2013, we used $15.8 million to repurchase 696,310 shares of our common stock through open market purchases and in connection with our equity compensation programs.

Net cash flow for the first six months of 2013 was a $15.4 million use of cash.

Consolidated Backlog

AEGION CORPORATION AND SUBSIDIARIES

CONTRACT BACKLOG

(Unaudited in millions)

	June 30, 2013	March 31, 2013	December 31, 2012	June 30, 2012
Energy and Mining	$193.0	$207.7	$240.8	$245.2
North American Water and Wastewater	221.1	172.2	185.0	158.2
International Water and Wastewater	44.1	49.4	56.6	57.0
Commercial and Structural	52.2	49.4	50.8	29.5
Total	$510.4	$478.7	$533.2	$489.9

Our Energy and Mining segment contract backlog at June 30, 2013 was $193.0 million, which represented a $14.7 million, or 7.1 percent, decrease compared to March 31, 2013 and a $52.2 million, or 21.3 percent, decrease compared to June 30, 2012. Backlog for our industrial linings operations declined sequentially and on a year-over-year basis primarily from our execution of the $65 million United Pipeline Systems project in Morocco, which represented 49.4 percent of our industrial lining backlog at June 30, 2012, but only 8.2 percent of the industrial lining backlog as of June 30, 2013. Market conditions remain favorable across all markets for our industrial linings applications and margins in backlog are improving. Our cathodic protection operation increased its backlog by $10.3 million, or 14.3 percent, to $82.1 million at June 30, 2013 compared to March 31, 2013 due to increased sales acquisitions primarily in Canada and lower revenues during the second quarter of 2013 due to project deferrals caused by severe weather conditions. Our coating operations are experiencing a temporary lull in the timing of offshore projects for the Gulf of Mexico, resulting in a recent decline in backlog. As a result, nearly all of their prospects for future backlog are slated for 2014, including a large concrete coating project originally expected for the second half of 2013.

Contract backlog in our North American Water and Wastewater segment at June 30, 2013 was a record $221.1 million, a $48.9 million, or 28.4 percent, increase from backlog at March 31, 2013 and a $62.9 million, or 39.8 percent, increase from backlog at June 30, 2012. This segment won multiple large projects during the quarter in the Eastern and Midwest regions of the United States. Market activity remains strong and our bidding performance has continued to be at normal levels. We expect backlog to moderate slightly in the coming quarters as we work through a number of large project wins; however, we believe the market remains strong for the remainder of 2013 and into 2014 as the economy continues to recover.

Contract backlog in our International Water and Wastewater segment was $44.1 million at June 30, 2013. This represented a decrease of $5.3 million, or 10.7 percent, compared to March 31, 2013 and a decrease of $12.9 million, or 22.6 percent, compared to June 30, 2012. These decreases were primarily due to strong operations and production in Spain, the Netherlands and Malaysia. Backlog levels in Australia were lower at June 30, 2013 due to completion of the last contracts in Sydney. We believe this business will secure additional work in our key operational areas in the coming months.

Contract backlog in our Commercial and Structural segment was $52.2 million at June 30, 2013. This represented an increase of $2.8 million, or 5.7 percent, compared to March 31, 2013 and an increase of $22.7 million, or 76.9 percent, compared to June 30, 2012. Backlog increased during the quarter ended June 30, 2013 compared to the prior periods due to new project awards and lower revenue due to the project delays, as several jobs were pushed into the second half of 2013. Compared to June 30, 2012, Fyfe Asia backlog increased $18.8 million, or 133.0 percent, because of two large project awards in Hong Kong during the second half of 2012.

Segment Reporting

Energy and Mining

	Quarters Ended June 30,		Increase (Decrease)
	2013	2012		%
Revenues	$108,592	$127,900	$(19,308)	(15.1)%
Gross profit	26,294	32,969	(6,675)	(20.2)
Gross profit margin	24.2%	25.8%	n/a	(160	)bp
Operating expenses	18,231	19,221	(990)	(5.2)
Acquisition-related expenses	1,908	—	1,908	n/m
Operating income	6,155	13,748	(7,593)	(55.2)
Operating margin	5.7%	10.7%	n/a	(500	)bp
Non-GAAP operating income	8,063	13,748	(5,685)	(41.4)

	Six Months Ended June 30,		Increase (Decrease)
	2013	2012		%
Revenues	$217,283	$240,224	$(22,941)	(9.5)%
Gross profit	50,560	59,757	(9,197)	(15.4)
Gross profit margin	23.3%	24.9%	n/a	(160	)bp
Operating expenses	37,045	38,281	(1,236)	(3.2)
Acquisition-related expenses	1,908	—	1,908	n/m
Operating income	11,607	21,476	(9,869)	(46.0)
Operating margin	5.3%	8.9%	n/a	(360	)bp
Non-GAAP operating income	13,515	21,476	(7,961)	(37.1)

Second Quarter 2013 versus Second Quarter 2012

Excluding acquisition-related expenses, Energy and Mining operating income decreased $5.7 million to $8.1 million from the prior year quarter, due principally to slower progress on the industrial lining project in Morocco as a result of a technical issue, customer-directed delay for the large robotic coating project in Saudi Arabia and the second quarter of 2012 containing a large, higher margin, concrete job for our coating operations in New Iberia, Louisiana that was not present during the second quarter of 2013. The industrial lining work in Morocco declined $1.9 million, or 100.8 percent, compared to the prior year due to added costs to address a pipe connection issue. We mobilized additional resources to resolve this issue, including personnel, which negatively impacted lining production in other areas. The technical issue on the Morocco project has been resolved and the project is expected to be completed during the third quarter of 2013. Partially offsetting these declines were solid results from our cathodic protection operations, specifically in its North American market.

North American Water and Wastewater

	Quarters Ended June 30,		Increase (Decrease)
	2013	2012		%
Revenues	$87,979	$79,492	$8,487	10.7%
Gross profit	19,979	17,097	2,882	16.9
Gross profit margin	22.7%	21.5%	n/a	120	bp
Operating expenses	11,021	11,214	(193)	(1.7)
Operating income	8,958	5,883	3,075	52.3
Operating margin	10.2%	7.4%	n/a	280	bp

	Six Months Ended June 30,		Increase
	2013	2012	$	%
Revenues	$165,620	$153,829	$11,791	7.7%
Gross profit	34,429	31,667	2,762	8.7
Gross profit margin	20.8%	20.6%	n/a	20	bp
Operating expenses	21,746	21,594	152	0.7
Operating income	12,683	10,073	2,610	25.9
Operating margin	7.7%	6.5%	n/a	120	bp

Second Quarter 2013 versus Second Quarter 2012

Our North American Water and Wastewater segment achieved a $3.1 million, or 52.3 percent, increase in operating income compared to the prior year quarter. Operating margins improved 280 basis points because of favorable project mix to more medium and large diameter work. We also have maintained our bidding discipline and have experienced continued success in our enhanced project management structure. These increases were partially offset by continued weather delays in the western regions of Canada.

We remain committed to delivering strong performance in the context of a challenging, but stabilized, water and wastewater market in the United States. With improving contract backlog, we anticipate high single digit top line growth and continued operating margin expansion in this business for the year.

International Water and Wastewater

	Quarters Ended June 30,			Increase
	2013	2012			%
Revenues	$27,757	$26,276		$1,481	5.6%
Gross profit	5,597	3,107		2,490	80.1
Gross profit margin	20.2%	11.8%		n/a	840	bp
Operating expenses	5,515	5,377		138	2.6
Operating income (loss)	82	(2,270)		2,352	103.6
Operating margin	0.3%	(8.6%	)	n/a	890	bp

	Six Months Ended June 30,				Increase (Decrease)
	2013		2012		$	%
Revenues	$53,911		$52,946		$965	1.8%
Gross profit	10,308		6,712		3,596	53.6
Gross profit margin	19.1%		12.7%		n/a	640	bp
Operating expenses	11,389		11,060		329	3.0
Operating loss	(1,081)		(4,348)		(3,267)	(75.1)
Operating margin	(2.0%	)	(8.2%	)	n/a	620	bp

Second Quarter 2013 versus Second Quarter 2012

Operating income in our International Water and Wastewater improved by $2.4 million, or 103.6 percent, for the second quarter of 2013 compared to the prior year quarter. The increase was attributable to a significant reduction in the losses on legacy projects in Singapore compared to 2012. During the quarter, we reduced losses associated with Singapore by $1.7 million to $0.6 million compared to a loss of $2.3 million in the second quarter of 2012. We have essentially completed these projects as of June 30, 2013. Partially offsetting this improvement was a $0.2 million decrease in gross profit related to our Australian operation because of severe flooding in Brisbane and higher material transportation costs. In our European operations, growth and profitability improvements in our Spanish operation were partially offset by poor project execution on two jobs in the United Kingdom.

Commercial and Structural

	Quarters Ended June 30,		Decrease
	2013	2012	$	%
Revenues	$17,772	$20,822	$(3,050)	(14.6)%
Gross profit	6,698	9,046	(2,348)	(26.0)
Gross profit margin	37.7%	43.4%	n/a	(570	)bp
Operating expenses	6,071	6,341	(270)	(4.3)
Acquisition-related expenses	—	1,412	(1,412)	(100.0)
Operating income	627	1,293	(666)	(51.5)
Operating margin	3.5%	6.2%	n/a	(270	)bp
Non-GAAP operating income	627	2,705	(2,078)	(76.8)

	Six Months Ended June 30,		Decrease
	2013	2012	$	%
Revenues	$31,262	$35,369	$(4,107)	(11.6)%
Gross profit	11,408	16,654	(5,246)	(31.5)
Gross profit margin	36.5%	47.1%	n/a	(1060	)bp
Operating expenses	11,976	12,027	(51)	(0.4)
Acquisition-related expenses	—	1,987	(1,987)	(100.0)
Operating income (loss)	(568)	2,640	(3,208)	(121.5)
Operating margin	(1.8)%	7.5%	n/a	(930	)bp
Non-GAAP operating income	(568)	4,627	(5,195)	(112.3)

Second Quarter 2013 versus Second Quarter 2012

Operating income, excluding acquisition-related expenses, in our Commercial and Structural segment decreased $2.1 million, or 76.8 percent, compared to the prior year quarter. Project delays and lower workable backlog in the North America market and slower progress on large pipeline projects in Hong Kong accounted for $1.2 million of the decrease. The remaining difference comes from slower than anticipated sales acquisitions, primarily higher margin pipeline projects, in North America and higher costs associated with several projects. Partially offsetting these declines was a slight increase in operating income from Fyfe Asia. These factors contributed to the 570 basis point reduction in gross profit margins. We expect margins for this segment to improve in the remainder of 2013 as we work through the project delays and execute against a higher backlog in North America and Asia.

Aegion Corporation is a global leader in infrastructure protection and maintenance, providing proprietary technologies and services to (i) protect against the corrosion of industrial pipelines; (ii) rehabilitate and strengthen water, wastewater, energy and mining piping systems and buildings, bridges, tunnels and waterfront structures; and (iii) utilize integrated professional services in engineering, procurement, construction, maintenance and turnaround services for a broad range of energy related industries. More information about Aegion can be found on our internet site at www.aegion.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. We make forward-looking statements in this news release that represent our beliefs or expectations about future events or financial performance. These forward-looking statements are based on information currently available to us and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results. When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend, “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission on February 27, 2013. In light of these risks, uncertainties and assumptions, the forward-looking events may not occur. In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected. Except as required by law, we do not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise. Investors should, however, review additional disclosures made by us from time to time in our periodic filings with the Securities and Exchange Commission. Please use caution and do not place reliance on forward-looking statements. All forward-looking statements made by us in this news release are qualified by these cautionary statements.

Regulation G Statement

We have presented certain information in this release excluding certain items that impacted income, expense and earnings per share from continuing operations. The (non-GAAP) earnings per share exclude the earnings impact of acquisition-related expenses, gain related to the sale of Insituform-Germany, charges associated with our decision to liquidate Bayou Welding Works and a goodwill write-off associated with the anticipated sale of our shares in Bayou Coatings, LLC. Aegion management uses such non-GAAP information internally to evaluate financial performance for our operations, as we believe it allows us to more accurately compare our ongoing performance across periods.

Aegion®, the Aegion® logo, Insituform®, the Insituform® logo, United Pipeline Systems®, Tite Liner®, Bayou Companies®, Corrpro®, CRTS™, Fibrwrap®, Fyfe™ and Brinderson® are the registered and unregistered trademarks of Aegion Corporation and its affiliates.

CONTACT:      Aegion Corporation

David A. Martin, Senior Vice President and Chief Financial Officer

(636) 530-8000

AEGION CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share information) (Unaudited)

	For the Quarters Ended		For the Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues	$242,100	$254,490	$468,076	$482,368
Cost of revenues	183,532	192,271	361,371	367,578
Gross profit	58,568	62,219	106,705	114,790
Operating expenses	40,837	42,153	82,156	82,962
Acquisition-related expenses	1,908	1,412	1,908	1,987
Operating income	15,823	18,654	22,641	29,841
Other income (expense):
Interest expense	(2,243)	(2,743)	(4,579)	(5,111)
Interest income	46	77	118	144
Other	7,169	(1,354)	7,083	(932)
Total other income (expense)	4,972	(4,020)	2,622	(5,899)
Income before taxes on income	20,795	14,634	25,263	23,942
Taxes on income	3,709	4,178	4,821	6,795
Income before equity in earnings of affiliated companies	17,086	10,456	20,442	17,147
Equity in earnings of affiliated companies	1,310	1,735	2,212	2,387
Income from continuing operations	18,396	12,191	22,654	19,534
Loss from discontinued operations	(4,977)	(253)	(5,898)	(447)
Net income	13,419	11,938	16,756	19,087
Non-controlling interests	(206)	(440)	(832)	(865)
Net income attributable to Aegion Corporation	$13,213	$11,498	$15,924	$18,222

Earnings per share attributable to Aegion Corporation:
Basic:
Income from continuing operations	$0.47	$0.30	$0.56	$0.48
Loss from discontinued operations	(0.13)	(0.01)	(0.15)	(0.02)
Net income	$0.34	$0.29	$0.41	$0.46
Diluted:
Income from continuing operations	$0.47	$0.30	$0.56	$0.47
Loss from discontinued operations	(0.13)	(0.01)	(0.15)	(0.01)
Net income	$0.34	$0.29	$0.41	$0.46

Weighted average shares outstanding - Basic	38,960,439	39,277,649	38,919,551	39,237,141
Weighted average shares outstanding - Diluted	39,318,829	39,570,454	39,311,389	39,535,197

AEGION CORPORATION AND SUBSIDIARIES

STATEMENT OF OPERATIONS RECONCILIATION

For the Quarter Ended June 30, 2013

(Unaudited) (Non-GAAP)

(in thousands, except share and per share information)

	Consolidated	Acquisition-related Expenses	Joint Venture Divestiture/Activity	Total

Operating expenses	42,745	(1,908)	—	40,837
Operating income	15,823	1,908	—	17,731
Other income (expense):
Other	7,169	—	(8,688)	(1,519)
Income (loss) before taxes on income (tax benefit)	20,795	1,908	(8,688)	14,015
Taxes on income (tax benefit)	3,709	760	(2,635)	1,834
Income from continuing operations	18,190	1,148	(6,053)	13,285

Diluted earnings per share:
Income from continuing operations	$0.47			$0.34

AEGION CORPORATION AND SUBSIDIARIES

STATEMENT OF OPERATIONS RECONCILIATION

For the Quarter Ended June 30, 2012

(Non-GAAP)

(in thousands, except share and per share information)

	Consolidated	Acquisition-related Expenses	Total

Operating expenses	$43,565	$(1,412)	$42,153
Operating income	18,654	1,412	20,066
Income from continuing operations	11,751	1,412	13,163

Diluted earnings per share:
Income from continuing operations	$0.30		$0.33

AEGION CORPORATION AND SUBSIDIARIES

STATEMENT OF OPERATIONS RECONCILIATION

For the Six-Month Period Ended June 30, 2013

(Unaudited) (Non-GAAP)

(in thousands, except share and per share information)

	Consolidated	Acquisition-related Expenses	Joint Venture Divestiture/Activity	Total

Operating expenses	84,064	(1,908)	—	82,156
Operating income	22,641	1,908	—	24,549
Other income (expense):
Other	7,083	—	(8,688)	(1,605)
Income (loss) before taxes on income (tax benefit)	25,263	1,908	(8,688)	18,483
Taxes on income (tax benefit)	4,821	760	(2,635)	2,946
Income from continuing operations	21,822	1,148	(6,053)	16,917

Diluted earnings per share:
Income from continuing operations	$0.56			$0.43

AEGION CORPORATION AND SUBSIDIARIES

STATEMENT OF OPERATIONS RECONCILIATION

For the Six-Month Period Ended June 30, 2012

(Unaudited) (Non-GAAP)

(in thousands, except share and per share information)

	Consolidated	Acquisition-related Expenses	Total

Operating expenses	$84,949	$(1,987)	$82,962
Operating income	29,841	1,987	31,828
Income from continuing operations	18,669	1,973	20,642

Diluted earnings per share:
Income from continuing operations	$0.47	$0.05	$0.52

AEGION CORPORATION AND SUBSIDIARIES

SEGMENT DATA

(In thousands)

	Quarters Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Energy and Mining	$108,592	$127,900	$217,283	$240,224
North American Water and Wastewater	87,979	79,492	165,620	153,829
International Water and Wastewater	27,757	26,276	53,911	52,946
Commercial and Structural	17,772	20,822	31,262	35,369
Total revenues	$242,100	$254,490	$468,076	$482,368

Gross profit:
Energy and Mining	$26,294	$32,969	$50,560	$59,757
North American Water and Wastewater	19,979	17,097	34,429	31,667
International Water and Wastewater	5,597	3,107	10,308	6,712
Commercial and Structural	6,698	9,046	11,408	16,654
Total gross profit	$58,568	$62,219	$106,705	$114,790

Operating income (loss):
Energy and Mining	$6,155	$13,748	$11,607	$21,476
North American Water and Wastewater	8,958	5,883	12,683	10,073
International Water and Wastewater	82	(2,270)	(1,081)	(4,348)
Commercial and Structural	627	1,293	(568)	2,640
Total operating income:	$15,822	$18,654	$22,641	$29,841

AEGION CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts) (Unaudited)

	June 30,	December 31,
	2013	2012
Assets
Current assets
Cash and cash equivalents	$118,232	$133,676
Restricted cash	397	382
Receivables, net	217,512	232,854
Retainage	29,080	30,172
Costs and estimated earnings in excess of billings	77,366	67,740
Inventories	63,653	59,123
Prepaid expenses and other current assets	30,578	27,728
Current assets of discontinued operations	12,683	8,986
Total current assets	549,501	560,661
Property, plant & equipment, less accumulated depreciation	180,303	183,163
Other assets
Goodwill	270,525	272,294
Identified intangible assets, less accumulated amortization	154,527	159,629
Investments	10,979	19,181
Deferred income tax assets	7,735	7,989
Other assets	9,487	8,153
Total other assets	453,253	467,246
Non-current assets of discontinued operations	1,242	6,824

Total Assets	$1,184,299	$1,217,894

Liabilities and Equity
Current liabilities
Accounts payable	$77,140	$74,724
Accrued expenses	72,043	79,580
Billings in excess of costs and estimated earnings	24,627	31,552
Current maturities of long-term debt and line of credit	41,434	33,775
Current liabilities of discontinued operations	3,992	4,885
Total current liabilities	219,236	224,516
Long-term debt, less current maturities	202,805	221,848
Deferred income tax liabilities	36,576	39,790
Other non-current liabilities	13,949	15,620
Total liabilities	472,566	501,774

Equity
Preferred stock, undesignated, $.10 par – shares authorized 2,000,000; none outstanding	—	—
Common stock, $.01 par – shares authorized 125,000,000; shares issued and outstanding 38,684,550 and 38,955,610, respectively	387	390
Additional paid-in capital	246,264	257,209
Retained earnings	442,381	426,457
Accumulated other comprehensive income	5,347	15,260
Total stockholders’ equity	694,379	699,316
Non-controlling interests	17,354	16,804
Total equity	711,733	716,120

Total Liabilities and Equity	$1,184,299	$1,217,894

AEGION CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) (Unaudited)

	For the Six Months Ended June 30,
	2013	2012

Cash flows from operating activities:
Net income	$16,756	$19,087
Loss from discontinued operations	5,898	447
	22,654	19,534
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	18,169	19,486
Gain on sale of fixed assets	(793)	(33)
Equity-based compensation expense	3,973	4,010
Deferred income taxes	(2,836)	454
Equity in earnings of affiliated companies	(2,212)	(2,387)
Gain on sale of interests in German joint venture	(11,771)	—
Loss on foreign currency transactions	1,571	269
Other	1,926	807
Changes in operating assets and liabilities (net of acquisitions):
Restricted cash	(16)	(269)
Return on equity of affiliated companies	2,269	3,401
Receivables net, retainage and costs and estimated earnings in excess of billings	(2,263)	12,082
Inventories	(6,135)	(5,010)
Prepaid expenses and other assets	(3,407)	1,848
Accounts payable and accrued expenses	(4,357)	(7,913)
Other operating	148	(227)
Net cash provided by operating activities of continuing operations	16,920	46,052
Net cash provided by (used in) operating activities of discontinued operations	(8,859)	953
Net cash provided by operating activities	8,061	47,005

Cash flows from investing activities:
Capital expenditures	(13,121)	(21,308)
Proceeds from sale of fixed assets	1,637	2,849
Patent expenditures	(359)	(346)
Sale of interests in German joint venture	18,300	—
Purchase of Fyfe Latin America, net of cash acquired	—	(3,048)
Purchase of Fyfe Asia, net of cash acquired	—	(39,415)
Purchase of Hockway	—	1,048
Purchase of Fyfe North America	—	(532)
Net cash provided by (used in) investing activities of continuing operations	6,457	(60,752)
Net cash provided by (used in) investing activities of discontinued operations	774	(564)
Net cash provided by (used in) investing activities	7,231	(61,316)

Cash flows from financing activities:
Proceeds from issuance of common stock upon stock option exercises, including tax effects	901	618
Repurchase of common stock	(15,822)	(6,264)
Investments from noncontrolling interests	—	4,939
Payment of earnout related to acquistion of CRTS, Inc.	(2,112)	—
Proceeds on notes payable	1,409	2,850
Principal payments on notes payable	—	(713)
Proceeds from line of credit	—	26,000
Proceeds from long-term debt	—	976
Principal payments on long-term debt	(12,500)	(12,500)
Net cash provided by (used in) financing activities	(28,124)	15,906
Effect of exchange rate changes on cash	(2,612)	(999)
Net increase (decrease) in cash and cash equivalents for the period	(15,444)	596
Cash and cash equivalents, beginning of period	133,676	106,129
Cash and cash equivalents, end of period	$118,232	$106,725